EXHIBIT 99.1

PRIME GROUP REALTY TRUST
DELAYS FILING OF ANNUAL REPORT ON FORM 10-K

Chicago, IL. April 2, 2008 – Prime Group Realty Trust (NYSE: PGEPRB), a Chicago-based real estate investment trust (“PGRT” and the “Company”), announced today that it has not received audited financial statements from the Venture referred to below and thus it has not filed its Annual Report on Form 10-K for the fiscal year ended December 31, 2007 with the Securities and Exchange Commission (SEC) by the prescribed due date of March 31, 2008. The Company has filed a Form 12b-25 notifying the SEC that it will not meet the deadline.

The Company is unable to file the subject report in a timely manner for the reasons described below.

The Company is unable to file its Form 10-K for the fiscal year ended December 31, 2007 in a timely manner because the Company has not received audited financial statements from an entity in which a subsidiary of the Company holds an interest but that the Company does not control (the “Venture”), and thus is not able to timely complete its financial statements. The Company, through a wholly-owned qualified REIT subsidiary (the “REIT Subsidiary”), purchased a minority membership interest in the Venture in 2007. Affiliates of the Company’s parent company and Chairman of the Board also own interests in the Venture and other related companies. The purchase price for the REIT Subsidiary’s interest in the Venture was completely financed by a non-recourse loan, which loan is secured by a pledge of the membership interest of the REIT Subsidiary in the Venture and any proceeds from such interest. The loan is otherwise “non-recourse” to the Company. The Company has determined that the Venture is a “significant subsidiary” under Rule 1-02(w) of Regulation S-X and the Company needs to receive the Venture’s audited financial statements before it can finalize its own audited financial statements.

The Company had requested such audited financial statements with sufficient time to file its Form 10-K in a timely manner. Until such time as the Company has received the audited financial statements for the Venture, the Company is unable to complete and file audited financials statements that fairly present, in all material respects, the financial position of the Company as of December 31, 2007.

Upon receipt of the audited financial statements from the Venture, the Company will incorporate the financial results and various related disclosures into the Company’s consolidated financial statements, as well as include the separate audited financial statements of the Venture in the Company’s Form 10-K for the year ended December 31, 2007, as required by Rule 3-09 of Regulation S-X.

Additional information regarding the foregoing matters can be found in the Company’s current report on Form 8-K filed on or about the date of this press release and the Form 12b-25 filed with the United States Securities and Exchange Commission on April 1, 2008. A copy of the Form 8-K and Form 12b-25 can be found at the Company’s web site at www.pgrt.com.

About the Company

Prime Group Realty Trust is a fully-integrated, self-administered, and self-managed real estate investment trust (REIT) which owns, manages, leases, develops, and redevelops office and industrial real estate, primarily in metropolitan Chicago. The Company owns 9 office properties containing an aggregate of 3.4 million net rentable square feet, one industrial property comprised of approximately 120,000 square feet, a joint venture interest in one office property comprised of approximately 101,000 net rentable square feet and a membership interest in an unconsolidated entity which owns extended-stay hotel properties. It leases and manages approximately 3.5 million square feet comprising all of the wholly-owned properties. In addition, the Company is also the managing and leasing agent for the approximately 959,000 square foot property located at 77 West Wacker Drive in Chicago, Illinois, and the approximately 1.5 million square foot Citadel Center office building located at 131 South Dearborn Street in Chicago, Illinois. For more information about Prime Group Realty Trust, contact the company’s Chicago headquarters at (312) 917-1300 or visit its website at www.pgrt.com.

Certain statements contained in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect management’s current views with respect to future events and financial performance. The words, “believes,” “expects,” “anticipates,” “estimates,” and similar words or expressions are generally intended to identify forward-looking statements. Actual results may differ materially from those expected because of various risks and uncertainties, including, but not limited to, changes in general economic conditions, adverse changes in real estate markets as well as other risks and uncertainties included from time to time in the Company’s filings with the Securities and Exchange Commission.

Contact:
Jeffrey A. Patterson	Paul G. Del Vecchio
President and Chief Executive Officer	Executive Vice President—Capital Markets
312/917-1300	312/917-1300